Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
July 30, 2014	Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169 Jacquelinee.burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2014 Third Quarter Results;
Adjusted EPS of $1.46, down 7.0%, and GAAP EPS of $1.03, down 25.4%;
Reaffirms Fiscal 2014 Outlook for Adjusted EPS of $7.00 to $7.25 and
Updates GAAP EPS Outlook to $5.40 to $5.80.

St. Louis —July 30, 2014—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the third fiscal quarter, which ended June 30, 2014. The Company reported adjusted net earnings per diluted share of $1.46, a decrease of 7.0% and net earnings per diluted share of $1.03, a decrease of 25.4%, compared to the prior year third fiscal quarter.

Third Fiscal Quarter Highlights (Unaudited)
Following is a summary of key third fiscal quarter 2014 results. All comparisons are with the third fiscal quarter of 2013, unless otherwise stated.

•	Net sales of $1,130.0 million, up 1.7% (down 2.8% on an organic basis) (b)

•	Gross Margin increase of 180 basis points

•	A&P spending increased $40.4 million, or 340 basis points as a percent of net sales

•	SG&A as a percent of net sales increased 10 basis points (exclusive of acquisition, spin-off transaction and restructuring related charges; SG&A as a percent of net sales decreased 60 basis points)

•	Adjusted net earnings per diluted share of $1.46, down 7.0% (a)

•	Net earnings per diluted share of $1.03, down 25.4%

(a) See Net Earnings/Diluted EPS tables below
(b) See Net Sales — Total Company table below

"Third quarter adjusted net earnings per diluted share were in-line with our expectations," said Ward M. Klein, Chief Executive Officer. "A&P spending increased significantly in the third quarter, our Personal Care Division achieved top-line growth and this is the last full quarter of cycling through the impact of the distribution losses that the Household Products Division experienced at the end of the last year's third fiscal quarter. In addition, we continue to make excellent progress with our Restructuring Project and Working Capital Initiative. We believe these results will help us achieve a strong finish to the fiscal year and position both businesses for future success as we work towards separating the businesses in 2015. We are reaffirming our adjusted earnings per share outlook of $7.00 to $7.25," continued Mr. Klein.

The following tables provide a reconciliation of net earnings and net earnings per diluted share to adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	Quarter Ended June 30,
	Net Earnings		Diluted EPS
	2014	2013	2014	2013
Net Earnings/Diluted EPS - GAAP (Unaudited)	$64.5	$87.2	$1.03	$1.38
Impacts, net of tax: Expense/(Income)
2013 restructuring and related costs	20.6	19.1	0.34	0.30
One time spin-off costs	4.4	—	0.07	—
Feminine care acquisition/integration costs	1.0	—	0.02	—
Other realignment/integration	0.3	—	—	—
Venezuela devaluation/other impacts	—	0.2	—	—
Adjustment to prior years' tax accruals	—	(7.2)	—	(0.11)
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$90.8	$99.3	$1.46	$1.57
Weighted average shares - Diluted			62.4	63.3

	Nine Months Ended June 30,
	Net Earnings		Diluted EPS
	2014	2013	2014	2013
Net Earnings/Diluted EPS - GAAP (Unaudited)	$270.9	$301.9	$4.33	$4.80
Impacts, net of tax: Expense/(Income)
2013 restructuring and related costs	55.7	75.3	0.89	1.19
One time spin-off costs	4.4	—	0.07	—
Feminine care acquisition/integration costs	4.8	—	0.07	—
Acquisition inventory valuation	5.0	—	0.08	—
Pension curtailment	—	(23.5)	—	(0.37)
Other realignment/integration	0.6	1.3	0.01	0.02
Venezuela devaluation/other impacts	—	6.1	—	0.10
Adjustment to prior years' tax accruals	—	(10.2)	—	(0.16)
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$341.4	$350.9	$5.45	$5.58
Weighted average shares - Diluted			62.6	62.9

Energizer reported third fiscal quarter net earnings of $64.5 million, or $1.03 per diluted share. This compares to net earnings of $87.2 million, or $1.38 per diluted share in the prior year quarter. Included within the current quarter reported results are restructuring related pre-tax costs of approximately $30.6 million, including certain information technology enablement costs (included in SG&A), $7.0 million of pre-tax spin-off related costs (included in SG&A) and $2.0 million of pre-tax acquisition/integration related expenses ($1.3 million included in SG&A and $0.7 million included in Cost of products sold). Adjusted net earnings per diluted share were $1.46 for the third fiscal quarter as compared to $1.57 in the prior year quarter. Third fiscal quarter results reflect the impact of increased A&P investments across both businesses. Increased brand spending was partially offset by the continued benefit of cost savings from the 2013 restructuring project, strong margin performance across both segments, favorable impact of incremental segment profit from the recently acquired feminine care brands and lower overhead spending.

Net Sales - Total Company (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2014

	Q3	%Chg	Nine Months	%Chg
Net Sales - FY'13	$1,111.5		$3,399.9
Organic	(31.5)	(2.8)%	(197.7)	(5.8)%
Impact of currency	(6.6)	(0.6)%	(56.3)	(1.7)%
Incremental impact of acquisition	56.6	5.1%	160.4	4.7%
Net Sales - FY'14	$1,130.0	1.7%	$3,306.3	(2.8)%

Net sales for the third fiscal quarter increased 1.7% primarily driven by incremental sales from the feminine care brand acquisition and organic growth within the Personal Care segment. These gains were partially offset by the previously disclosed loss of distribution within two U.S. retail customers in the Household Products segment, unfavorable foreign currency rates, pricing controls and import restrictions in certain Latin American countries and continued soft category dynamics across both segments.
Gross margin for the third fiscal quarter increased 180 basis points to 47.7%. The increase in gross margin was primarily due to savings from the 2013 restructuring project and pricing gains within the Personal Care segment. Excluding the impact of unfavorable currencies (approximately 40 basis points), lower margins (in relation to the Company's overall blended margin) from the recently acquired feminine care brands (approximately 50 basis points) and restructuring related inventory obsolescence charges recorded in the prior fiscal year (40 basis points), gross margin increased 230 basis points versus the prior year fiscal quarter.
Advertising and sales promotion expense was $161.4 million in the third fiscal quarter, or 14.3% of net sales. This represents an increase of $40.4 million, or an increase of 340 basis points as a percent of net sales, versus the prior year quarter. Spending was increased across both businesses in support of advertising and promotional programs and product launch activity.
Selling, general, and administrative expense was $207.1 million in the third fiscal quarter, or 18.3% of net sales, compared to $201.8 million, or 18.2% of net sales, in the prior year quarter. Included within the current quarter results were approximately $7 million of spin-off related transaction costs, approximately $3 million of information technology enablement costs (recorded within SG&A, but are considered part of the overall 2013 restructuring project) and approximately $1 million of acquisition/integration costs. Excluding the year-over-year impact of these items, SG&A as a percent of net sales improved 60 basis points compared to prior year levels.
Interest expense was $31.1 million for the third fiscal quarter as compared to $32.7 million in the prior fiscal year as a result of lower average debt outstanding.
Other financing expense was $0.1 million for the third fiscal quarter primarily reflecting the net impact of hedging contract gains offset by revaluation losses on nonfunctional currency balance sheet exposures, as compared to $1.6 million in the prior fiscal year quarter.
The effective tax rate in the third fiscal quarter was 26.8% as compared to 18.0% in the prior year quarter. The effective tax rate in the third quarter of last year was reduced by the favorable impact of adjustments related to prior year provision estimates of approximately $7 million.
Exclusive of the tax impact of the GAAP to non-GAAP reconciling items detailed in the earlier table, the year-to-date effective tax rate was 29.2%, which is consistent with the prior fiscal year and within the range of our full year outlook.
Average (trailing 4 quarter) working capital as a percent of sales was 15.4%, a 270 basis point reduction versus the end of fiscal 2013 and a 750 basis point improvement versus the fiscal 2011 baseline established at the beginning of the initiative. The Company continues to realize improvements within Days Sales Outstanding and Days Payable Outstanding across both operating segments.
Capital spending in the quarter was approximately $19 million, a decrease of $3 million versus the prior year quarter. Depreciation expense, excluding accelerated depreciation on assets impacted by the 2013 restructuring project, was approximately $28 million in the third fiscal quarter, a decrease of $2 million versus the prior year quarter. The charges for accelerated depreciation are included in the 2013 restructuring line in the Statement of Earnings (Condensed).

Dividend payments in the quarter were approximately $31 million, or $0.50 per share, as compared to $25 million, or $0.40 per share, in the prior fiscal year quarter.

Key Segment Results (Unaudited)
Following is a summary of key third fiscal quarter results by reportable segment. All comparisons are with the third quarter of fiscal 2013, unless otherwise stated.
Personal Care

•	Net sales up 10.6%

•	Organic net sales up 1.9%

•
Segment profit of $112.2 million, up 0.8%. Excluding the impacts of currencies and the incremental benefit from the feminine care acquisition, segment profit was down 3.3% as increased A&P spending offset top-line growth

•	Incremental net sales and segment profit from the feminine care acquisition totaled $56.6 million and $6.7 million, respectively, excluding acquisition/integration related costs

Net Sales - Personal Care (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2014

	Q3	%Chg	Nine Months	%Chg
Net Sales - FY'13	$649.5		$1,856.4
Organic	12.4	1.9%	(32.0)	(1.7)%
Impact of currency	(0.2)	—%	(27.3)	(1.5)%
Incremental impact of acquisition	56.6	8.7%	160.4	8.6%
Net Sales - FY'14	$718.3	10.6%	$1,957.5	5.4%

Segment Profit - Personal Care (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2014

	Q3	%Chg	Nine Months	%Chg
Segment Profit - FY'13	$111.3		$363.9
Operations	(3.7)	(3.3)%	34.9	9.5%
Impact of currency	(2.1)	(1.9)%	(21.1)	(5.8)%
Incremental impact of acquisition	6.7	6.0%	35.5	9.8%
Segment Profit - FY'14	$112.2	0.8%	$413.2	13.5%

Organic net sales in the third fiscal quarter increased 1.9% driven by increased Sun Care sales and growth in women's razor and blade systems. These gains were partially offset by continued soft category performance across many personal care segments and continued competitive pressures.
Segment profit in the third fiscal quarter increased nearly $1 million, inclusive of the negative impact of currencies and the incremental impact of the feminine care acquisition. Excluding the impact of unfavorable currencies and the incremental impact of the feminine care acquisition, segment profit decreased $3.7 million as organic top-line growth, improved margins and strong cost controls were offset by significantly increased A&P spending.

Household Products

•	Net sales down 10.9%

•	Organic net sales down 9.5%

•	Segment profit of $84.2 million, down 15.9% (or down 11.4% excluding the impact of currencies)

Net Sales - Household Products (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2014

	Q3	%Chg	Nine Months	%Chg
Net Sales - FY'13	$462.0		$1,543.5
Organic	(43.9)	(9.5)%	(165.7)	(10.7)%
Impact of currency	(6.4)	(1.4)%	(29.0)	(1.9)%
Net Sales - FY'14	$411.7	(10.9)%	$1,348.8	(12.6)%

Segment Profit - Household Products (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2014

	Q3	%Chg	Nine Months	%Chg
Segment Profit - FY'13	$100.1		$361.5
Operations	(11.4)	(11.4)%	(61.1)	(16.9)%
Impact of currency	(4.5)	(4.5)%	(20.7)	(5.7)%
Segment Profit - FY'14	$84.2	(15.9)%	$279.7	(22.6)%

Organic net sales decreased 9.5% in the third fiscal quarter versus the prior year due to the previously disclosed loss of distribution within two U.S. retail customers, higher promotional spending, increased competitive activity and pricing controls and inventory import restrictions in certain Latin American countries.
Segment profit in the third fiscal quarter declined $15.9 million due primarily to the gross profit impact from the net sales shortfall discussed above, higher A&P spending, and unfavorable foreign currency rates. These declines were partially offset by continued favorability resulting from the 2013 restructuring project.

2013 Restructuring Project
Restructuring savings in the third fiscal 2014 quarter increased approximately $32 million versus the prior year quarter. The primary impacts of savings were reflected in improved gross margin in Household Products and lower overhead expenses. Project-to-date savings are estimated to be over $220 million.
For the full fiscal year, the Company has increased its estimate of gross savings to approximately $135 to $150 million versus the prior year. As a result, the estimated cumulative total project gross savings are expected to be in the range of $235 to $250 million at the end of fiscal 2014.
The Company continues to estimate that the total project gross savings will be approximately $300 million. The incremental savings amounts are expected to be realized throughout fiscal 2015 and 2016, and the total run rate impact is expected to be realized in fiscal 2016.
Restructuring related charges for the third fiscal 2014 quarter were $30.6 million. Total project-to-date costs are approximately $242 million. These amounts are inclusive of certain information technology enablement costs (included in SG&A) and inventory obsolescence charges (included in Cost of products sold), both of which are considered part of the overall 2013 restructuring project
It is estimated that fiscal 2014 restructuring costs will be in the range of $115 to $125 million. Total project restructuring costs are estimated to be approximately $350 million, consistent with the estimate provided last quarter.

Spin-Off Transaction Charges
As announced on April 30, 2014, the Company is pursuing a plan to separate the Household Products and Personal Care divisions into two independent, publicly traded companies.  As a result, the Company is incurring incremental costs to evaluate, plan and execute the transaction.   For the third fiscal 2014 quarter, approximately $7 million of pre-tax charges were incurred.
Fiscal Year 2014 Financial Outlook
The Company has reaffirmed its financial outlook for adjusted net earnings per diluted share of $7.00 to $7.25 and updated its GAAP net earnings per diluted share outlook to $5.40 to $5.80, inclusive of the below assumptions.

•	Total Company organic net sales are expected to decline in the low- to mid-single digits for the full 2014 fiscal year; Quarter four organic net sales are estimated to be flat

*	Personal Care organic net sales are expected to decline in the low-single digits for the full fiscal year; Quarter four organic net sales are estimated to be flat

*
Household Products organic net sales are expected to decline in the mid- to high-single digits for the full fiscal year; Quarter four organic net sales are expected to stabilize after lapping the prior year distribution losses in the U.S.

•	A&P as a percent of net sales is expected to be in the range of 10.5% to 11.0% for the full 2014 fiscal year; an increase of approximately 100 basis points versus the prior fiscal year

•
Gross restructuring savings are expected to increase approximately $135 to $150 million for the full 2014 fiscal year versus the prior year; resulting in total estimated project to date savings of $235 to $250 million

•
Restructuring related charges are estimated to be $115 to $125 million for the full 2014 fiscal year; bringing project to date costs to $270 to $280 million. Restructuring costs will be excluded in the adjusted net earnings and adjusted net earnings per diluted share calculations, both of which are non-GAAP measures

•
Adjusted EPS accretion of approximately $0.35 to $0.40 from the acquisition of the feminine care brands for the full 2014 fiscal year, excluding the impacts of acquisition/integration costs and the acquisition inventory valuation adjustment

•
Spin-off transaction related charges are estimated to be $25 to $30 million for the full 2014 fiscal year. Spin-off transaction related costs will be excluded in the adjusted net earnings and adjusted net earnings per diluted share calculations, both of which are non-GAAP measures

•
Unfavorable foreign currency pre-tax profit impact of approximately $45 to $50 million versus the full prior fiscal year. The Company's year-to-date and balance of year outlook for its Venezuela operations are reflected at the official exchange rate equal to 6.30 per U.S. dollar. In the event of a devaluation or change in accounting position, additional unfavorable currency impacts would result

•	Full 2014 fiscal year effective tax rate, excluding unusual items, is estimated to be in the range of 29% to 30%

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on third quarter earnings and the earnings outlook for fiscal 2014. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors", “Investor Information”, and “Webcasts and Presentations” tabs or by using the following link:

http://edge.media-server.com/m/p/4j73ddv5/lan/en

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors”, “Investor Information”, “Webcasts and Presentations”, and "Audio Archives" tabs.
# # #

Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this discussion includes non-GAAP measures. These non-GAAP measures, such as historical and forward-looking adjusted net earnings per diluted share, operating results, organic sales and other comparison changes, exclude the impact of currencies, the costs associated with restructuring and other initiatives, costs associated with the planned spin-off transaction, costs associated with acquisitions and integration as well as acquisition inventory valuation, pension curtailment and certain other items as outlined in this announcement, are not in accordance with, nor are they a substitute for, GAAP measures. Additionally, we are unable to provide a reconciliation of forward-looking adjusted net earnings per diluted share due to uncertainty regarding future restructuring related charges, spin-off related charges, the impact of fluctuations in foreign currencies and the cost of raw materials. The Company believes these non-GAAP measures provide a meaningful comparison to the corresponding historical or future period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding the planned separation of the Household Products and Personal Care businesses, the timing of any such separation, the future earnings and performance of Energizer Holdings or any of its businesses, including the Household Products and Personal Care businesses on a standalone basis if the separation is completed. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	Whether the separation of the Household Products and Personal Care businesses is completed, as expected or at all, and the timing of any such separation;

•	Whether the conditions to the separation can be satisfied;

•	Whether the operational, marketing and strategic benefits of the separation can be achieved;

•	Whether the costs and expenses of the separation can be controlled within expectations;

•	General market and economic conditions;

•	Market trends in the categories in which we operate;

•	The success of new products and the ability to continually develop and market new products;

•	Our ability to attract, retain and improve distribution with key customers;

•	Our ability to continue planned advertising and other promotional spending;

•
Our ability to timely execute strategic initiatives, including restructurings, in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	The impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	Our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	Our ability to improve operations and realize cost savings;

•	The impact of raw material and other commodity costs;

•	The impact of foreign currency exchange rates and currency controls, particularly in Venezuela and Argentina, as well as offsetting hedges;

•	Goodwill impairment charges resulting from declines in profitability or estimated cash flows related to intangible assets or market valuations for similar assets;

•	Our ability to acquire and integrate businesses, and to realize the projected results of acquisitions;

•	The impact of advertising and product liability claims and other litigation;

•	Compliance with debt covenants as well as the impact of interest and principal repayment of our existing and any future debt; or

•	The impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer's publicly filed documents, including its annual report on Form 10-K for the year ended September 30, 2013 and its quarterly report on Form 10-Q for the quarter ended March 31, 2014.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013

Net sales	$1,130.0	$1,111.5	$3,306.3	$3,399.9
Cost of products sold	591.0	601.1	1,747.2	1,797.2
Gross profit	539.0	510.4	1,559.1	1,602.7

Selling, general and administrative expense	207.1	201.8	610.8	612.2
Advertising and sales promotion expense	161.4	121.0	339.5	318.3
Research and development expense	23.2	24.2	67.8	73.6
2013 restructuring	28.0	22.7	75.1	109.1
Pension curtailment	—	—	—	(37.4)
Interest expense	31.1	32.7	93.6	99.0
Other financing items, net	0.1	1.6	(3.4)	19.8
Earnings before income taxes	88.1	106.4	375.7	408.1
Income tax provision	23.6	19.2	104.8	106.2
Net earnings	$64.5	$87.2	$270.9	$301.9

Earnings per share
Basic	$1.05	$1.40	$4.36	$4.86
Diluted	$1.03	$1.38	$4.33	$4.80

Weighted average shares of common stock - Basic	61.7	62.3	62.1	62.1
Weighted average shares of common stock - Diluted	62.4	63.3	62.6	62.9

See Accompanying Notes

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
June 30, 2014
(In millions, except per share data - Unaudited)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two segments - Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care) and Household Products (Battery and Portable Lighting products). In October 2013, the Company completed the acquisition of the Stayfree pad, Carefree liner and o.b. tampon feminine care brands in the U.S., Canada and the Caribbean from Johnson & Johnson (the feminine care acquisition) which is included in the Company’s Personal Care segment and within the Feminine Care product category. Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring initiatives including the 2013 restructuring detailed below, acquisition, integration or business realignment activities, and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion from segment results of charges such as acquisition transaction and integration costs, and substantially all restructuring and realignment costs, reflects management's view on how it evaluates segment performance.

The Company's operating model includes a combination of stand-alone and combined business functions between the Personal Care and Household Products businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, a combined sales force and management. The Company applies an allocated cost basis, in which the costs of shared segment business functions are allocated between the segments. Such allocations are estimates, and also do not represent the costs of such services if performed on a stand-alone basis.

Effective October 1, 2013, the Company centralized certain corporate administrative functions across the organization as part of the 2013 restructuring project. A portion of these costs were previously reported at the segment level, but are now reported within General corporate and other expenses. Periods prior to this change have not been adjusted to conform to this current presentation.

For the quarter and nine months ended June 30, 2014, the Company recorded $28.0 and $75.1, respectively in pre-tax restructuring charges related to its 2013 restructuring as compared to $22.7 and $109.1, respectively in the prior year quarter and nine months. The 2013 restructuring charges were reported on a separate line in the Statement of Earnings (Condensed). In addition, pre-tax costs of $2.6 and $8.1, respectively, were recorded for the quarter and nine months ended June 30, 2014 and $2.1 and $3.2, respectively, for the quarter and nine months ended June 30, 2013 associated with certain information technology enablement activities related to our restructuring initiatives and were included in Selling, general and administrative expense (SG&A) on the Statement of Earnings (Condensed). Additionally, pre-tax costs of $0.4 for the nine months ended June 30, 2014, and $4.7 for both the quarter and nine months ended June 30, 2013, associated with obsolescence charges related to our restructuring, were included in Cost of products sold on the Statement of Earnings (Condensed). These information technology and inventory obsolescence costs are considered part of the total project costs incurred for the restructuring initiative.

As announced on April 30, 2014, the Company is pursuing a plan to separate the Household Products and Personal Care divisions into two independent, publicly traded companies.  As a result, the Company is incurring incremental costs to evaluate, plan and execute the transaction.  For both the quarter and nine months ended June 30, 2014, $7.0 of pre-tax charges were recorded in SG&A on the Statement of Earnings (Condensed).

In connection with the feminine care acquisition, the Company recorded a pre-tax inventory valuation adjustment of $8.0 representing the increased fair value of the inventory based on the estimated selling price of the finished goods acquired at the close date less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity. For the nine months ended June 30, 2014, the Company recorded $8.0 within Cost of products sold based upon the write-up and subsequent sale of inventory acquired in the feminine care acquisition. For the quarter and nine months ended June 30, 2014, the Company also recorded pre-tax acquisition/integration costs of $1.5 and $7.4, respectively. These amounts are not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the feminine care acquisition. Such presentation reflects management’s view on how segment results are evaluated.

In the first quarter of fiscal 2013, the Company approved and communicated changes to its U.S. pension plan, which is the most significant of the Company's pension obligations. Effective January 1, 2014, the pension benefit earned to date by active participants under the legacy Energizer U.S. pension plans was frozen and future service benefits are no longer being accrued under these retirement programs. For the nine months ended June 30, 2013, the Company recorded a non-cash, pre-tax curtailment gain of $37.4 as a result of this plan change. The pension curtailment gain was reported on a separate line in the Statements of Earnings (Condensed).

For the nine months ended June 30, 2013, the Company recorded an expense of approximately $6 related to the devaluation of its net monetary assets in Venezuela as a result of accounting for the translation of this affiliate under the accounting rules governing a highly inflationary economy. The net monetary assets in Venezuela were valued using the revised official exchange rate of 6.30 Venezuelan Bolivar Fuerte to one U.S. dollar at June 30, 2013. The devaluation impact of approximately $6 was included in Other financing items, net on the Statement of Earnings (Condensed), and was not considered in the evaluation of segment profit. However, normal operating results in Venezuela, such as sales, gross profit and segment profit, have and may further be negatively impacted by translating at less favorable exchange rates and by the impact of unfavorable economic conditions in the country. These operating results remain part of the reported segment totals.

Segment sales and profitability for the quarter and nine months ended June 30, 2014 and 2013, respectively, are presented below.

	Unaudited
	Quarter Ended June 30,		Nine Months Ended June 30,
Net Sales	2014	2013	2014	2013
Personal Care	$718.3	$649.5	$1,957.5	$1,856.4
Household Products	411.7	462.0	1,348.8	1,543.5
Total net sales	$1,130.0	$1,111.5	$3,306.3	$3,399.9

Personal Care	$112.2	$111.3	$413.2	$363.9
Household Products	84.2	100.1	279.7	361.5
Total segment profit	196.4	211.4	692.9	725.4
General corporate and other expenses	(33.3)	(36.7)	(107.0)	(103.3)
2013 restructuring (1)	(30.6)	(29.5)	(83.6)	(117.0)
One time spin-off costs	(7.0)	—	(7.0)	—
Feminine care acquisition/integration costs	(1.5)	—	(7.4)	—
Acquisition inventory valuation	—	—	(8.0)	—
Pension curtailment	—	—	—	37.4
Amortization of intangibles	(4.7)	(4.5)	(14.0)	(15.6)
Venezuela devaluation/other impacts	—	(0.2)	—	(6.1)
Interest and other financing items	(31.2)	(34.1)	(90.2)	(112.7)
Total earnings before income taxes	$88.1	$106.4	$375.7	$408.1
(1) Includes pre-tax costs of $2.6 and $8.1 for the quarter and nine months ended June 30, 2014, respectively, and $2.1 and $3.2 for the quarter and nine months ended June 30, 2013, respectively, associated with certain information technology and related activities, which are included in SG&A on the Statement of Earnings (Condensed). Additionally, this includes pre-tax costs of $0.4 for the nine months ended June 30, 2014, and $4.7 for both the quarter and nine months ended June 30, 2013, associated with obsolescence charges related to the restructuring, which are included in Cost of products sold on the Statement of Earnings (Condensed).

Supplemental product information is presented below for revenues from external customers:

	Unaudited
	Quarter Ended June 30,			Nine Months Ended June 30,
Net Sales	2014	2013	% Change	2014	2013	% Change
Wet Shave	$403.9	$394.3	2.4%	$1,170.5	$1,192.5	(1.8)%
Alkaline batteries	256.5	283.8	(9.6)%	844.9	946.9	(10.8)%
Other batteries and lighting products	155.2	178.2	(12.9)%	503.9	596.6	(15.5)%
Skin Care	169.6	155.7	8.9%	355.8	366.1	(2.8)%
Feminine Care	98.7	46.4	112.7%	286.6	129.2	121.8%
Infant Care	31.5	39.6	(20.5)%	103.7	128.2	(19.1)%
Other personal care products	14.6	13.5	8.1%	40.9	40.4	1.2%
Total net sales	$1,130.0	$1,111.5	1.7%	$3,306.3	$3,399.9	(2.8)%

3.
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.	Working Capital Metrics at June 30, 2014 as compared to September 30, 2013 and the fiscal 2011 baseline established at the beginning of the improvement initiative.

Working Capital Metrics (Unaudited)	Q3
($ in millions)	FY '14	Days	FY '13	Days	FY '11	Days

Receivables, as reported	$477.5		$590.8		$717.5
Less: Trade allowance in accrued liabilities	(99.1)		(106.2)		(96.6)
Receivables, adjusted (1)	378.4	31.6	484.6	39.6	620.9	48.8

Inventories	617.3	97.5	634.3	98.3	697.1	101.7

Accounts Payable	323.1	51.1	311.4	48.2	253.4	37.0

Average Working Capital, net (2)(4)	$672.6		$807.5		$1,064.6

Average Working Capital as % of Net Sales (3)	15.4%		18.1%		22.9%

(1) Trade receivable adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated balance sheet.
(2) Average Working Capital is calculated using an average of the four quarter end balances for each working capital component as of June 30, 2014 and September 30, 2013 and 2011, respectively.
(3) Average Working Capital / Trailing 4 Quarter net sales.
(4) Working Capital is defined as Receivables, adjusted plus Inventories less Accounts Payable.

Statements in this Working Capital Comparative are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties, which could cause actual performance or achievements to differ materially from those expressed in or indicated by those statements. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements. Please refer to "Forward Looking Statements" in the release as well as Energizer's publicly filed documents for the risks that may cause actual results to differ from statements herein, including its annual report on Form 10-K for the year ended September 30, 2013.